EXHIBIT 23.2




                         Consent of Independent Auditors





The Board of Directors
DENTSPLY International Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-56093, 33-52616, 33-41775, 33-71792, 33-79094, and 33-89786) on Form
S-8 and registration statement No. 333-76089 on Form S-3 of DENTSPLY International Inc. of our report dated January 20, 2000, relating to the consolidated balance sheet of DENTSPLY International Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the years in the two year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of DENTSPLY International Inc.



                                                  KPMG LLP


Philadelphia, Pennsylvania
March 14, 2001


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